Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Registration Statement on Form S-1 of our report dated July 2, 2026 except for Notes 3, 4, 7, 8, and 9 which are dated September 14, 2026 with respect to the audited financial statements of Oceanhawk Acquisition II Corp. as of May 6, 2026 and December 31, 2025, and for the period from January 1, 2026 through May 6, 2026 and for the period from October 27, 2025 (inception) through December 31, 2025.

We also consent to the references to us under the heading “Experts” in such Registration Statement.

/s/ MaloneBailey, LLP

www.malonebailey.com

Houston, Texas

September 14, 2026